Exhibit 99.3

HUGHES COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$116,914	$138,131
Marketable securities	23,672	44,532
Receivables, net	183,357	186,692
Inventories	59,627	57,819
Prepaid expenses and other	26,794	26,127
Total current assets	410,364	453,301
Property, net	837,601	774,052
Capitalized software costs, net	45,326	46,092
Intangible assets, net	10,683	11,440
Goodwill	5,093	5,093
Other assets	74,980	73,197
Total assets	$1,384,047	$1,363,175

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$97,559	$120,202
Short-term debt	4,700	6,285
Accrued liabilities and other	151,760	128,790
Total current liabilities	254,019	255,277
Long-term debt	756,450	740,576
Other long-term liabilities	26,764	27,308
Total liabilities	1,037,233	1,023,161

Commitments and contingencies

Equity:
Hughes Communications, Inc. (“HCI”) stockholders’ equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized and no shares issued and outstanding as of March 31, 2011 and December 31, 2010	—	—
Common stock, $0.001 par value; 64,000,000 shares authorized; 21,835,000 shares and 21,834,787 shares issued and outstanding as of March 31, 2011 and December 31, 2010, respectively	22	22
Additional paid in capital	736,993	735,233
Accumulated deficit	(386,918)	(387,756)
Accumulated other comprehensive loss	(14,132)	(18,449)
Total HCI stockholders’ equity	335,965	329,050
Noncontrolling interests	10,849	10,964
Total equity	346,814	340,014
Total liabilities and equity	$1,384,047	$1,363,175

See accompanying Notes to the Condensed Consolidated Financial Statements

HUGHES COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues:
Services revenues	$215,670	$187,940
Hardware revenues	48,422	55,253
Total revenues	264,092	243,193
Operating costs and expenses:
Cost of services	132,710	115,713
Cost of hardware	49,574	60,886
Selling, general and administrative	60,977	50,325
Research and development	5,154	4,915
Amortization of intangible assets	757	790
Total operating costs and expenses	249,172	232,629
Operating income	14,920	10,564
Other income (expense):
Interest expense	(12,505)	(16,110)
Interest income	419	591
Other income (loss), net	(248)	—
Income (loss) before income tax expense	2,586	(4,955)
Income tax expense	(1,901)	(1,219)
Net income (loss)	685	(6,174)
Net loss attributable to the noncontrolling interests	153	34
Net income (loss) attributable to HCI stockholders	$838	$(6,140)
Income (loss) per share:
Basic	$0.04	$(0.29)
Diluted	$0.04	$(0.29)
Shares used in computation of per share data:
Basic	21,766,155	21,480,908
Diluted	23,360,821	21,480,908

See accompanying Notes to the Condensed Consolidated Financial Statements

HUGHES COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Dollars in thousands, except per share amounts)

(Unaudited)

	HCI Shareholders’ Equity
	Common Stock ($.001 par value)	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total
Balance at January 1, 2010	$22	$730,809	$(410,543)	$(16,247)	$9,055	$313,096
Share-based compensation		1,871				1,871
Comprehensive income (loss):
Net loss			(6,140)		(34)	(6,174)
Foreign currency translation adjustments				(980)	251	(729)
Unrealized loss on hedging instruments				(2,323)	—	(2,323)
Reclassification of realized loss on hedging instruments				1,368	—	1,368
Unrealized loss on available-for-sale securities				(647)	—	(647)
Balance at March 31, 2010	$22	$732,680	$(416,683)	$(18,829)	$9,272	$306,462
Balance at January 1, 2011	$22	$735,233	$(387,756)	$(18,449)	$10,964	$340,014
Share-based compensation		1,868				1,868
Retirement of restricted stocks		(108)				(108)
Comprehensive income (loss):						—
Net income (loss)			838		(153)	685
Foreign currency translation adjustments				1,607	38	1,645
Unrealized loss on hedging instruments				(189)	—	(189)
Reclassification of realized loss on hedging instruments				1,404	—	1,404
Unrealized gain on available-for-sale securities				1,495	—	1,495
Balance at March 31, 2011	$22	$736,993	$(386,918)	$(14,132)	$10,849	$346,814

See accompanying Notes to the Condensed Consolidated Financial Statements

HUGHES COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$685	$(6,174)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	37,501	30,133
Amortization of debt issuance costs	861	616
Share-based compensation expense	1,868	1,871
Other	230	61
Change in other operating assets and liabilities, net of acquisition:
Receivables, net	4,405	2,680
Inventories	(1,581)	(2,078)
Prepaid expenses and other	(939)	919
Accounts payable	(35,558)	(20,789)
Accrued liabilities and other	41,336	5,363
Net cash provided by operating activities	48,808	12,602
Cash flows from investing activities:
Change in restricted cash	373	86
Purchases of marketable securities	(11,999)	(27,781)
Proceeds from sales of marketable securities	32,868	15,000
Expenditures for property	(101,269)	(63,671)
Expenditures for capitalized software	(2,752)	(3,166)
Proceeds from sale of property	80	—
Net cash used in investing activities	(82,699)	(79,532)
Cash flows from financing activities:
Short-term revolver borrowings	898	1,999
Repayments of revolver borrowings	(945)	(2,430)
Long-term debt borrowings	16,822	1,220
Repayment of long-term debt	(2,756)	(1,721)
Debt issuance costs	(1,015)	(1,742)
Net cash provided by (used in) financing activities	13,004	(2,674)
Effect of exchange rate changes on cash and cash equivalents	(330)	1,739
Net decrease in cash and cash equivalents	(21,217)	(67,865)
Cash and cash equivalents at beginning of the period	138,131	261,038
Cash and cash equivalents at end of the period	$116,914	$193,173
Supplemental cash flow information:
Cash paid for interest	$2,491	$2,413
Cash paid for income taxes	$3,441	$2,341
Supplemental non-cash disclosures related to:
Capitalized software and property acquired, not paid	$21,829	$25,303

See accompanying Notes to the Condensed Consolidated Financial Statements

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1:    Organization and Description of Business

Hughes Communications, Inc. (“HCI” and, together with its consolidated subsidiaries, the “Company” or “we”) was formed as a Delaware corporation on June 23, 2005 and we are a publicly traded company. Our stock trades on the NASDAQ Global Select Market under the symbol “HUGH.”

We operate our business primarily through our wholly-owned subsidiary, Hughes Network Systems, LLC (“HNS”). We are a telecommunications company that provides equipment and services to the broadband communications marketplace. We have extensive technical expertise in satellite, wireline and wireless communications which we utilize in a number of product and service offerings. In particular, we offer a spectrum of broadband equipment and services to the managed services market, which is comprised of enterprises with a requirement to connect a large number of geographically dispersed locations with reliable, scalable, and cost-effective applications, such as credit card verification, inventory tracking and control, and broadcast video. We provide broadband network services and systems to the international and domestic enterprise markets and satellite broadband Internet access to North American consumers, which we refer to as the Consumer market. In addition, we provide networking systems solutions to customers for mobile satellite and wireless backhaul systems. These services are generally provided on a contract or project basis and may involve the use of proprietary products engineered by us.

We have five reportable segments, which we operate and manage as strategic business units and organize by products and services. We measure and evaluate our reportable segments based on the operating earnings of the respective segments. Our business segments include: (i) the North America Broadband segment; (ii) the International Broadband segment; (iii) the Telecom Systems segment; (iv) the HTS Satellite segment; and (v) the Corporate and Other segment. The North America Broadband segment consists of the Consumer group, which delivers broadband Internet service to consumer customers, and the Enterprise group, which provides satellite, wireline and wireless communication network products and services to enterprises. The International Broadband segment consists of our international service companies and provides managed network services and equipment to enterprise customers and broadband service providers worldwide. The Telecom Systems segment consists of the Mobile Satellite Systems group and the Terrestrial Microwave group. The Mobile Satellite Systems group provides turnkey satellite ground segment systems to mobile system operators. The Terrestrial Microwave group provides point-to-multipoint microwave radio network systems that are used for both cellular backhaul and broadband wireless access. The HTS Satellite segment consists of activities related to the development, construction and launch of high throughput satellites (“HTS”) and currently represents construction activities of our new satellite named Jupiter and the development of related network equipment. The Corporate and Other segment includes certain minority interest investments held by us, our corporate offices and assets not specifically related to another business segment.

Note 2:    Basis of Presentation and New Accounting Pronouncements

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with: (i) generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information; (ii) the instructions to Form 10-Q; and (iii) the guidance of Rule 10-01 of Regulation S-X under the Securities and Exchange Act of 1934, as amended, for financial statements required to be filed with the Securities and Exchange Commission (“SEC”). They include the assets, liabilities, results of operations and cash flows of the Company, including its domestic and foreign subsidiaries that are more than 50% owned or for which the Company is deemed to be the primary beneficiary as defined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (the “ASC”) 810 “Consolidation.” Entities in which the Company holds at least 20% ownership or in which there are other indicators of significant influence are generally accounted for by the equity method, whereby the Company records its proportionate share of the entities’ results of operations. Entities in which the Company holds less than 20% ownership and does not have the ability to exercise significant influence are generally carried at cost. As permitted under Rule 10-01 of Regulation S-X, certain notes and other financial information normally required by GAAP have been condensed or omitted. Management believes the accompanying condensed consolidated financial statements reflect all normal and recurring adjustments necessary for a fair presentation of the Company’s financial position, results of operations, and cash flows as of and for the periods presented herein. Our results of operations for the three months ended March 31, 2011 may not be indicative of our future results. These condensed consolidated financial statements are unaudited and should be read in conjunction with our audited consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2010.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

All intercompany balances and transactions with subsidiaries and other consolidated entities have been eliminated.

Use of Estimates in the Preparation of the Condensed Consolidated Financial Statements

The preparation of our condensed consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in those estimates.

New Accounting Pronouncements

Recently Adopted Accounting Guidance

In October 2009, the FASB issued ASU 2009-13 amending ASC 605 “Revenue Recognition” related to revenue arrangements with multiple deliverables. Among other things, ASU 2009-13 provides guidance for entities in determining the accounting for multiple deliverable arrangements and establishes a hierarchy for determining the amount of revenue to allocate to the various deliverables. The adoption of ASU 2009-13 on January 1, 2011 did not have a material impact on our financial statements.

In October 2009, the FASB issued ASU 2009-14 to amend ASC 605 to change the accounting model for revenue arrangements that include both tangible products and software elements. The adoption of ASU 2009-14 on January 1, 2011 did not have a material impact on our financial statements.

Note 3:    Recent Developments

On February 13, 2011, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with EchoStar Corporation, a Nevada corporation (“EchoStar”), EchoStar Satellite Services L.L.C., a Colorado limited liability company (“Satellite Services”), and Broadband Acquisition Corporation, a Delaware corporation (“Merger Sub”), pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity and becoming a wholly owned subsidiary of EchoStar.

Pursuant to the Merger Agreement, upon the closing of the Merger, each of our issued and outstanding shares of common stock (other than any of our common stock with respect to which appraisal rights have been duly exercised under Delaware law) will automatically be converted into the right to receive $60.70 in cash (without interest) and cancelled. Vested restricted stock awards and restricted stock units will become our common stock upon the closing of the Merger and are therefore entitled to the right to receive $60.70 in cash (without interest) and will be cancelled. Unvested restricted stock awards and restricted stock units at the closing of the Merger have the right to receive $60.70 in cash (without interest) payable at the time such restricted stocks vest, and will likewise be cancelled.

Vested options to acquire our common stock will continue to be outstanding until the closing of the Merger. Upon the closing of the Merger, vested options will be cancelled, and within 10 days after the closing of the Merger, each vested stock option will receive $60.70 in cash (without interest) minus the exercise price of the stock option per share. Unvested stock options at closing of the Merger will be converted into the right to receive $60.70 in cash (without interest) minus the exercise price of the stock option per share, payable at the time such options vest.

The Merger Agreement also contemplates refinancing certain of HNS’ existing debt, including the 2009 and 2006 Senior Notes. The COFACE Guaranteed Facility will continue to remain outstanding following the Merger if the requisite lender consents thereunder are obtained. See Note 10—Debt for details of the 2006 and 2009 Senior Notes and the COFACE Guaranteed Facility.

Each of the boards of directors of the Company and Merger Sub approved the Merger Agreement and deemed it advisable and fair to, and in the best interests of, their respective companies and stockholders to enter into the Merger Agreement and to consummate the Merger and the transactions and agreements contemplated thereby. The board of directors of EchoStar approved the Merger Agreement and deemed it advisable and fair to, and in the best interests of, its stockholders to enter into the Merger Agreement and to consummate the transactions and agreements contemplated thereby.

The Merger is expected to close later this year, subject to certain closing conditions, including among others, receipt of approval by the Federal Communications Commission, as detailed in our Annual Report on Form 10-K for the year ended December 31, 2010.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

The foregoing description of the Merger Agreement and the transactions and agreements contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the Merger Agreement.

Note 4:    Marketable Securities

The amortized cost basis and estimated fair value of available-for-sale marketable securities are summarized as follows (in thousands):

	Cost Basis	Gross Unrealized Losses	Estimated Fair Value
March 31, 2011:
Money market instruments	$13,674	$—	$13,674
Certificate of deposit	6,000	(2)	5,998
Municipal commercial paper	4,000	—	4,000
Total available-for-sale securities	$23,674	$(2)	$23,672

December 31, 2010:
Money market instruments	$21,665	$(8)	$21,657
Municipal commercial paper	17,875	—	17,875
U.S. government bonds and treasury bills	5,000	—	5,000
Total available-for-sale securities	$44,540	$(8)	$44,532

As of March 31, 2011, our investments have ratings of A-1+ and P-1 from Standard & Poor’s (“S&P”) and Moody’s, respectively, for money market instruments and ratings of A-1 and P-1 from S&P and Moody’s, respectively, for municipal commercial paper. There was no investment rating for certificate of deposit. In addition to these investments, we hold marketable equity securities as a long-term investment in Other Assets.

Note 5:    Receivables, Net

Receivables, net consisted of the following (in thousands):

	March 31, 2011	December 31, 2010
Trade receivables	$174,833	$172,309
Contracts in process	21,891	25,208
Other receivables	4,360	4,332
Total receivables	201,084	201,849
Allowance for doubtful accounts	(17,727)	(15,157)
Total receivables, net	$183,357	$186,692

Trade receivables included $5.6 million and $5.8 million of amounts due from related parties as of March 31, 2011 and December 31, 2010, respectively. Advances and progress billings offset against contracts in process amounted to $11.3 million and $2.8 million as of March 31, 2011 and December 31, 2010, respectively.

Note 6:    Inventories

Inventories consisted of the following (in thousands):

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

	March 31, 2011	December 31, 2010
Production materials and supplies	$7,399	$7,270
Work in process	11,537	12,828
Finished goods	40,691	37,721
Total inventories	$59,627	$57,819

Inventories are carried at the lower of cost or market, principally using standard costs adjusted to reflect actual cost, based on variance analyses performed throughout the year. Inventories are adjusted to net realizable value using management’s best estimates of future use. In making its assessment of future use or recovery, management considers the aging and composition of inventory balances, the effects of technological and/or design changes, forecasted future product demand based on firm or near-firm customer orders and alternative means of disposition of excess or obsolete items.

Note 7:    Property, Net

Property, net consisted of the following (dollars in thousands):

		Estimated Useful Lives (years)	March 31, 2011	December 31, 2010
	Land and improvements	10	$5,907	$5,888
	Buildings and leasehold improvements	2 -30	36,693	35,643
	Satellite related assets	15	380,394	380,394
	Machinery and equipment	1 - 7	217,711	213,419
	Consumer rental	2 - 4	172,438	140,616
	VSAT operating lease hardware	2 - 5	10,910	13,137
	Furniture and fixtures	5 - 7	1,766	1,732
Construction in progress	- Jupiter		294,494	238,358
	- Other		19,609	15,924
	Total property		1,139,922	1,045,111
	Accumulated depreciation		(302,321)	(271,059)
	Total property, net		$837,601	$774,052

Property and equipment are carried at cost and depreciated or amortized on a straight-line basis over their estimated useful lives. A significant component of our property and equipment is associated with our SPACEWAYTM 3 (“SPACEWAY 3”) satellite, capitalized costs associated with our Jupiter satellite and related assets, and the consumer rental equipment, related to our consumer rental program.

In June 2009, HNS entered into an agreement with Space Systems/Loral, Inc. (“SS/L”), under which SS/L will manufacture Jupiter, our next-generation and geostationary high throughput satellite. Jupiter will employ a multi-spot beam, bent pipe Ka-band architecture and will provide additional capacity for the HughesNet service in North America. The construction of Jupiter began in July 2009 and we began to capitalize all direct costs associated with the construction and the launch of the satellite, including interest incurred during the construction of the satellite. Jupiter is scheduled to be launched in the first half of 2012.

Capitalized satellite costs are depreciated on a straight-line basis over the estimated satellite useful life of 15 years. For the three months ended March 31, 2011 and 2010, we recorded $6.4 million and $2.0 million, respectively, of capitalized interest related to Jupiter.

Note 8:    Intangible Assets, Net

Intangible assets, net consisted of the following (dollars in thousands):

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

	Estimated Useful Lives (years)	Cost Basis	Accumulated Amortization	Net Basis
March 31, 2011:
Customer relationships	7 - 8	$10,405	$(5,775)	$4,630
Patented technology and trademarks	8 - 10	15,275	(9,414)	5,861
Favorable leases	3	629	(437)	192
Total intangible assets, net		$26,309	$(15,626)	$10,683

December 31, 2010:
Backlog and customer relationships	7 - 8	$10,405	$(5,473)	$4,932
Patented technology and trademarks	8 - 10	15,275	(9,012)	6,263
Favorable leases	3	629	(384)	245
Total intangible assets, net		$26,309	$(14,869)	$11,440

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

We amortize the recorded values of our intangible assets over their estimated useful lives. For each of the three months ended March 31, 2011 and 2010, we recorded $0.8 million of amortization expense. Estimated future amortization expense as of March 31, 2011 is as follows (in thousands):

Amount
Remaining nine months ending December 31, 2011	$2,271
Year ending December 31,
2012	2,854
2013	2,818
2014	1,326
2015	1,325
2016	89
Total estimated future amortization expense	$10,683

Note 9:    Other Assets

Other assets consisted of the following (in thousands):

	March 31, 2011	December 31, 2010
Subscriber acquisition costs	$25,755	$25,695
Debt issuance costs	17,304	17,150
Other	31,921	30,352
Total other assets	$74,980	$73,197

As of March 31, 2011, “Other” included our cost method and equity method investments, which includes our investment in Hughes Telematics, Inc. (“HTI”). As of March 31, 2011, we have 3.3 million shares of HTI common stock (“HTI Shares”), of which 1.3 million shares and 2.0 million shares are referred to as Non-escrowed shares and Escrowed shares, respectively.

The Non-escrowed shares had a fair value of $5.2 million as of March 31, 2011. We recorded an unrealized gain of $1.4 million and an unrealized loss of $0.7 million for the three months ended March 31, 2011 and 2010, respectively, and an unrealized loss of $1.4 million since the inception of our investment in the Non-escrowed shares in “Accumulated other comprehensive loss” (“AOCL”).

The Escrowed shares are subject to achievement of certain “earn-out” targets by HTI pursuant to HTI’s merger agreement with Polaris Acquisition Corp. If the full earn-out is achieved, our investment could represent approximately 3.5% of HTI’s outstanding common stock. If the earn-out is not attained, all or a portion of the Escrowed shares will be forfeited. In addition to the risk and valuation fluctuations associated with the earn-out targets, the carrying value of the investment in HTI may be subject to fair value adjustments in future reporting periods. As the Escrowed shares are not considered marketable equity securities as of March 31, 2011, we account for the Escrowed shares using the cost method in accordance with ASC 325 “Investments—Other.” As of March 31, 2011, the carrying value of the Escrowed shares of $1.1 million approximated its estimated fair value.

Note 10:    Debt

Short-term and current portion of long-term debt consisted of the following (dollars in thousands):

	Interest Rates at March 31, 2011	March 31, 2011	December 31, 2010
Revolving bank borrowings	8.75%	$898	$967
VSAT hardware financing	7.27% -15.00%	2,036	3,109
Capital lease and other	5.50% -39.60%	1,766	2,209
Total short-term and the current portion of long-term debt		$4,700	$6,285

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

As of March 31, 2011, HNS had outstanding revolving bank borrowings of $0.9 million, which had a variable interest rate of 8.75%. The borrowings were obtained by HNS’ Indian subsidiary under its revolving line of credit with a local bank. There is no requirement for compensating balances for these borrowings. The total amount available for borrowing by our foreign subsidiaries under various revolving lines of credit was $5.1 million and $4.1 million as of March 31, 2011 and December 31, 2010, respectively.

Long-term debt consisted of the following (dollars in thousands):

	Interest Rates at March 31, 2011	March 31, 2011	December 31, 2010
Senior Notes(1)	9.50%	$590,792	$590,173
Term Loan Facility	7.62%	115,000	115,000
COFACE Guaranteed Facility	5.13%	43,523	27,403
VSAT hardware financing	7.27% - 15.00%	2,139	3,214
Capital lease and other	5.50% - 13.80%	4,996	4,786
Total long-term debt		$756,450	$740,576

(1)          Includes 2006 Senior Notes and 2009 Senior Notes.

On October 29, 2010, HNS entered into a $115 million loan agreement with BNP Paribas and Societe Generale (the “COFACE Guaranteed Facility”), which is guaranteed by COFACE, the French Export Credit Agency, to finance the launch related costs for our Jupiter satellite. Pursuant to the COFACE Guaranteed Facility, loan draw-downs, which began in the fourth quarter of 2010, will occur over the construction period for the Jupiter launch vehicle up to the time of the launch, which is estimated to be in the first half of 2012. The COFACE Guaranteed Facility has a fixed interest rate of 5.13%, payable semi-annually in arrears starting six months after each borrowing, and requires that principal repayments be paid in 17 consecutive equal semi-annual installments starting the earlier of (i) six months after the in-orbit delivery of Jupiter, or (ii) December 1, 2012. The agreement also contains covenants and conditions which are customary for financings of this type. As of March 31, 2011 and December 31, 2010, the COFACE Guaranteed Facility had an available borrowing capacity of $71.5 million and $87.6 million, respectively.

On March 16, 2010, HNS entered into a credit agreement with JP Morgan Chase Bank, N.A. and Barclays Capital to amend and restate its senior secured $50 million revolving credit facility (the “Revolving Credit Facility”). Pursuant to the terms of the agreement, among other changes, the maturity date of the Revolving Credit Facility was extended to March 16, 2014, subject to an early maturity date of 91 days prior to March 16, 2014 in the event the 2009 and 2006 Senior Notes and the Term Loan Facility (as defined below) of HNS are not (i) repaid in full or (ii) refinanced with new debt (or amended) with maturities of no earlier than 91 days after March 16, 2014. The terms of the Revolving Credit Facility were amended to be: (i) in respect of the interest rate, at our option, the Alternative Borrowing Rate (as defined in the Revolving Credit Facility) plus 2.00% or the Adjusted London Interbank Offered Rate (“LIBOR”) (as defined in the Revolving Credit Facility) plus 3.00% and (ii) in respect of the participation fee for outstanding letters of credit, 3.00% per annum, in each case subject to downward adjustment based on our leverage ratio. As of March 31, 2011 and December 31, 2010, the Revolving Credit Facility had no outstanding borrowing, $4.6 million and $4.4 million, respectively, of outstanding letters and an available borrowing capacity of $45.4 million and $45.6 million, respectively.

In May 2009, HNS, along with its subsidiary, HNS Finance Corp., as co-issuer, completed a private debt offering of $150.0 million of 9.50% senior notes maturing on April 15, 2014 (the “2009 Senior Notes”). The terms and covenants with respect to the 2009 Senior Notes are substantially identical to those of the 2006 Senior Notes (as defined below). Interest on the 2009 Senior Notes is accrued from April 15, 2009 and is paid semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2009. As of March 31, 2011 and December 31, 2010, HNS recorded $6.5 million and $3.0 million, respectively, of accrued interest payable related to the 2009 Senior Notes.

In February 2007, HNS borrowed $115 million from a syndicate of banks (the “Term Loan Facility”), which matures on April 15, 2014. The interest on the Term Loan Facility is paid quarterly at Adjusted LIBOR (as defined in the Term Loan Facility) plus 2.50% per annum. To mitigate the variable interest rate risk associated with the Term Loan Facility, HNS entered into a swap agreement to swap the Adjusted LIBOR for a fixed interest rate of 5.12% per annum (the “Swap Agreement”). As a result, the Term Loan Facility has a fixed interest rate of 7.62% per annum. As of March 31, 2011 and December 31, 2010, interest accrued based on the Swap Agreement and the Term Loan Facility was $0.7 million.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

In April 2006, HNS issued $450 million of 9.50% senior notes maturing on April 15, 2014 (the “2006 Senior Notes”). Interest on the 2006 Senior Notes is paid semi-annually in arrears on April 15 and October 15. As of March 31, 2011 and December 31, 2010, we recorded $19.6 million and $8.9 million, respectively, of accrued interest payable related to the 2006 Senior Notes.

Although the terms and covenants with respect to the 2009 Senior Notes are substantially identical to the 2006 Senior Notes, the 2009 Senior Notes were issued under a separate indenture and do not vote together with the 2006 Senior Notes. Each of the indentures governing the 2006 Senior Notes and the 2009 Senior Notes (collectively, the “Senior Notes”), the agreement governing the amended Revolving Credit Facility, the agreement governing the COFACE Guaranteed Facility and the agreement governing the Term Loan Facility require HNS to comply with certain affirmative and negative covenants: (i) in the case of the indentures, for so long as any Senior Notes are outstanding; (ii) in the case of the amended Revolving Credit Facility, so long as the amended Revolving Credit Facility is in effect; (iii) in the case of the COFACE Guaranteed Facility, for so long as the COFACE Guaranteed Facility remains outstanding; and (iv) in the case of the Term Loan Facility, for so long as the Term Loan Facility remains outstanding. Negative covenants contained in these agreements include limitations on the ability of HNS and/or certain of its subsidiaries to incur additional indebtedness; issue redeemable stock and subsidiary preferred stock; incur liens; pay dividends or distributions or redeem or repurchase capital stock; prepay, redeem or repurchase debt; make loans and investments; enter into agreements that restrict distributions from HNS’ subsidiaries; sell assets and capital stock of our subsidiaries; enter into certain transactions with affiliates; consolidate or merge with or into, or sell substantially all of our assets to, another person; and enter into new lines of business. In addition to these negative covenants, the amended Revolving Credit Facility, the indentures governing the Senior Notes, the COFACE Guaranteed Facility and/or the agreement governing the Term Loan Facility contain affirmative covenants that require us to: (i) preserve our businesses and properties; (ii) maintain insurance over our assets; (iii) pay and discharge all material taxes when due; and (iv) furnish the lenders’ administrative agent our financial statements for each fiscal quarter and fiscal year, certificates from a financial officer certifying that no Event of Default or Default (as defined in the respective agreements) has occurred during the fiscal period being reported, litigation and other notices, compliance with laws, maintenance of records and other such customary covenants. HNS and its subsidiaries comprise a substantial portion of the Company’s net assets and results of operations since January 1, 2006. Because of the negative covenants above, there are certain restrictions on the sale of HNS’ assets. As of March 31, 2011 and December 31, 2010, HNS’ net assets were $230.1 million and $221.9 million, respectively. Management believes that HNS was in compliance with all of its debt covenants as of March 31, 2011.

Prior to September 2005, we leased certain VSAT hardware under an operating lease with customers which were funded by two financial institutions at the inception of the operating lease for the future operating lease revenues. As part of the agreement, the financial institution received title to the equipment and obtained the residual rights to the equipment after the operating lease with the customer expires and assumed the credit risk associated with non-payment by the customers. However, we retained a continuing obligation to the financing institution to indemnify it from losses it may incur (up to the original value of the hardware) from non-performance of our system (a “Non-Performance Event”). Accordingly, we recognized a liability to the financial institution for the funded amount. We have not provided a reserve for a Non-Performance Event because we believe that the possibility of an occurrence of a Non-Performance Event due to a service outage is remote, given the ability to quickly re-establish customer service at relatively nominal costs.

In July 2006, we entered into a capital lease with 95 West Co., Inc. (“95 West Co.”) and its parent, Miraxis License Holdings, LLC (“MLH”), which are our related parties as discussed in Note 15—Transactions with Related Parties. Pursuant to the capital lease agreement, 95 West Co. and MLH agreed to provide a series of coordination agreements allowing HNS to operate SPACEWAY 3 at the 95° west longitude orbital slot where 95 West Co. and MLH have higher priority rights. As of March 31, 2011, the remaining debt balance under the capital lease was $4.9 million, which was included in “Capital lease and other” in the short-term and long-term debt tables above. The remaining payments under the capital lease are subject to conditions in the agreement including our ability to operate SPACEWAY 3 and are $1.0 million for each of the years ending December 31, 2011 through 2016.

Note 11:    Financial Instruments

Interest Rate Swap

The interest on the Term Loan Facility was at Adjusted LIBOR plus 2.50% per annum. To mitigate the variable interest rate risk associated with the Term Loan Facility, we entered into the Swap Agreement to swap the Adjusted LIBOR for a fixed interest rate of 5.12% per annum. As a result, the Term Loan Facility has a fixed interest rate of 7.62% per annum. We account for the Swap Agreement as a cash flow hedge in accordance with ASC 815-30 “Derivatives and Hedging—Cash Flow Hedges.” Accordingly, we recorded a net unrealized gain of $1.2 million and a net unrealized loss of $1.0 million for the three months ended March 31, 2011 and 2010, respectively, in AOCL associated with the fair market valuation of the interest rate swap. The net interest payments based on the

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

Swap Agreement and the Term Loan Facility are paid quarterly and estimated to be approximately $8.8 million for each of the years ending December 31, 2011 through 2013 and $3.3 million for the year ending December 31, 2014. For each of the three months ended March 31, 2011 and 2010, we recorded $2.2 million of interest expense on the Term Loan Facility.

Note 12:    Fair Value

Under ASC 820 “Fair Value Measurements and Disclosures,” fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date, and the principal market is defined as the market in which the reporting entity would sell the asset or transfer the liability with the greatest volume and level of activity for the asset or liability. If there is no principal market, the most advantageous market is used. This is the market in which the reporting entity would sell the asset or transfer the liability with the price that maximizes the amount that would be received for the asset or minimizes the amount that would be paid to transfer the liability. ASC 820 clarifies that fair value should be based on assumptions market participants would make in pricing the asset or liability. Where available, fair value is based on observable quoted market prices or derived from observable market data. Where observable prices or inputs are not available, valuation models are used (i.e. Black-Scholes, a barrier option model or a binomial model). ASC 820 established the following three levels used to classify the inputs used in measuring fair value measurements:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs, other than quoted prices, that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on the assumptions market participants would use in pricing the asset or liability based on the best available information.

In determining fair value, we use various valuation approaches, including market, income and/or cost approaches. Other valuation techniques involve significant management judgment. As of March 31, 2011, the carrying values of cash and cash equivalents, receivables, net, accounts payable, and short-term debt approximated their respective fair values because of their short-term maturities.

Our investment in HTI was measured using Level 1 and Level 2 inputs for the Non-escrowed shares and Escrowed shares, respectively. The fair value of the Non-escrowed shares, as shown in the table below, was determined based on the quoted market prices. As of March 31, 2011, the Non-escrowed shares had a fair value of $5.2 million. We recognized an unrealized gain of $1.4 million for the three months ended March 31, 2011 and an unrealized loss of $1.4 million since the inception of our investment in the Non-escrowed shares in AOCL. The fair value of the Escrowed shares, as shown in the table below, was determined using market observable data and utilizing a barrier option pricing model. The valuation of the Escrowed shares reflects the Company’s best estimate of what market participants would use in pricing the investment based on the best available information.

As of March 31, 2011, the carrying value of the Escrowed shares of $1.1 million approximated its estimated fair value. Based on our valuation analysis in accordance with ASC 320-10-35 “Investments—Debt and Equity Securities—Subsequent Measurement,” we determined that the decline in the estimated fair value of the Escrowed shares during 2010 is not an “other than temporary” impairment.

Our Senior Notes were categorized as Level 1 of the fair value hierarchy as we utilized pricing for recent market transactions for identical notes.

Our Term Loan Facility originally had a variable interest rate based on observable interest rates plus 2.50% per annum. To mitigate the variable interest rate risk, we entered into the Swap Agreement to swap the Adjusted LIBOR for a fixed interest rate of 5.12% per annum. As a result, the Term Loan Facility has a fixed interest rate of 7.62% per annum. We adjust the value of the interest rate swap on a quarterly basis. The fair value of the interest rate swap was categorized as Level 2 of the fair value hierarchy.

Assets and liabilities measured at fair value on a recurring basis are summarized below (dollars in thousands):

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

			March 31, 2011
	Level	Included In	Carrying Value		Fair Value
Marketable securities	2	Marketable securities	$23,672		$23,672
2006 Senior Notes	1	Long-term debt	$450,000		$465,750
2009 Senior Notes	1	Long-term debt	$140,792	(1)	$157,500
Term Loan Facility	2	Long-term debt	$115,000		$114,425
COFACE Guaranteed Facility	2	Long-term debt	$43,523		$44,379
Interest rate swap on the Term Loan Facility	2	Other long-term liabilities	$11,686		$11,686
Capital lease and others	2	Long-term debt	$4,996		$5,047
VSAT hardware financing	2	Long-term debt	$2,139		$2,029

(1)          Amount represents the face value of $150.0 million, net of the remaining original issue discount of $9.2 million.

Note 13:    Income Taxes

For the three months ended March 31, 2011 and 2010, we recorded a net income tax expense of $1.9 million and $1.2 million, respectively. Because of our U.S. federal net operating loss (“NOL”) carryforward position and full valuation allowance against our net deferred tax assets, our income tax expense represents taxes associated with our foreign subsidiaries and state taxes. As of March 31, 2011, we estimated that our remaining NOL carry-forwards were approximately $319.3 million, expiring between the years 2012 and 2029, if unused, and our capital loss carry-forwards were approximately $10.4 million, expiring between 2011 and 2014, if unused.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

As of March 31, 2011, our German and United Kingdom (“U.K.”) subsidiaries have approximately $38.5 million and $56.2 million of NOL carryforwards, respectively. As the U.K. subsidiary is treated as a disregarded entity for U.S. income tax purposes, its net income or loss is reported on HNS’ partnership income tax return and subsequently allocated to us. The NOL carryforwards are available to reduce future U.K. taxable income and do not expire. The NOL carryforwards of the German subsidiary are available to reduce future German taxable income and do not expire.

As of March 31, 2011, we have not met the “more-likely-than-not” criteria of ASC 740 “Income Taxes” on deferred tax assets in certain jurisdictions, thus we maintained a full valuation allowance on these deferred tax assets. Any benefit realized from the reversal of valuation allowance will be recorded as a reduction to income tax expense.

In accordance with ASC 740, we have identified unrecognized tax benefits related to tax positions of $4.1 million as of December 31, 2010 and additional unrecognized tax benefits of $0.2 million through March 31, 2011. If recognized, the total unrecognized tax benefits would impact our effective tax rate. We do not believe that the unrecognized tax benefits will significantly fluctuate within the next twelve months. Following is a description of the tax years that remain subject to examination by major tax jurisdictions:

United States - Federal	1997 and forward
United States - Various States	1997 and forward
United Kingdom	2005 and forward
Germany	2004 and forward
Italy	2006 and forward
India	1995 and forward
Mexico	2000 and forward
Brazil	2004 and forward

Note 14:    Employee Share-Based Payments

2006 Equity and Incentive Plan

In January 2006, we adopted and our Board of Directors approved the 2006 Equity and Incentive Plan (the “Plan”). The Plan provides for the grant of equity-based awards, including restricted common stock, restricted stock units, stock options, stock appreciation rights and other equity-based awards, as well as cash bonuses and long-term cash awards to directors, officers, other employees, advisors and consultants of the Company and its subsidiaries who are selected by our Compensation Committee for participation in the Plan. We recorded compensation expense related to the restricted stock awards, issued to members of our Board of Directors, our executives, a contractor and HNS’ employees, and restricted stock units, issued only to our international employees, after adjustment for forfeitures, of $0.3 million and $0.7 million for the three months ended March 31, 2011 and 2010, respectively. As of March 31, 2011, we had $1.2 million of unrecognized compensation expense related to the restricted stock awards and restricted stock units, which will be recognized over a weighted average life of 1.84 years.

Summaries of non-vested restricted stock awards and restricted stock units are as follows:

Restricted Stock Awards

	Shares	Weighted-Average Grant-Date Fair Value
Non-vested at December 31, 2010	78,326	$20.19
Vested	(22,175)	$14.87
Non-vested at March 31, 2011	56,151	$22.29

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

Restricted Stock Units

	Shares	Weighted-Average Grant-Date Fair Value
Non-vested at December 31, 2010	23,500	$26.68
Vested	(2,000)	$8.82
Non-vested at March 31, 2011	21,500	$28.34

Stock Option Program

Our Compensation Committee makes stock option awards under the Plan (the “Stock Option Program”), which consists of the issuance of non-qualified stock options to employees of the Company and its subsidiaries. The grant and exercise price of the stock options is the closing price of the Company’s common stock on the date of the grant. Any options forfeited or cancelled before exercise will be deposited back into the option pool and will become available for award under the Stock Option Program. Each grant has a 10 year life and vests 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date. The fair value of each option award was estimated on the date of grant using a Black-Scholes option valuation model.

The key assumptions for the option awards for the three months ended March 31, 2011 are as follows:

Three Months Ended March 31, 2011
Volatility	45.4%
Weighted-average volatility	45.4%
Expected term	5 years
Risk-free interest rate	2.02%
Dividend yield	—
Discount for post-vesting restrictions	—

A summary of option activity under the Stock Option Program is presented below:

	Option Shares	Weighted-Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value (In thousands)
Outstanding at December 31, 2010	1,196,950	$22.56	9.04	$21,412
Granted	5,000	$61.59	9.85	—
Forfeited or expired	(3,250)	$20.17

Outstanding at March 31, 2011	1,198,700	$22.73	8.80	$44,289

Vested and expected to vest at March 31, 2011	1,137,578	$22.74	8.80	$42,024

Exercisable at March 31, 2011	1,250	$17.03	7.71	$53

The compensation expense related to stock option awards is recognized on a straight-line basis over the four-year vesting period beginning on the date of grant. We recorded $1.4 million and $1.0 million of compensation expense for the three months ended March 31, 2011 and 2010, respectively. As of March 31, 2011, we had $11.3 million of unrecognized compensation expense for non-vested stock options, which will be recognized over a weighted average period of 2.88 years.

HNS’ Bonus Unit Plan

In July 2005, HNS adopted an incentive bonus unit plan (the “Bonus Unit Plan”), pursuant to which bonus units were granted to certain employees of the Company. The bonus units provide for time vesting over five years and are subject to a participant’s continued employment with HNS. Pursuant to the Bonus Unit Plan, if participants in the Bonus Unit Plan are employed by HNS at the time of the predetermined exchange dates, they are entitled to exchange their vested bonus units for shares of our common stock. The

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

number of our common stock shares to be issued upon each exchange is calculated based upon the fair market value of the vested bonus unit divided by the average closing trading price of our common stock for the 20 business days immediately preceding the date of the exchange. We recognized compensation expense of $0.1 million and $0.2 million for the three months ended March 31, 2011 and 2010, respectively, related to the Bonus Unit Plan. As of March 31, 2011 and December 31, 2010, HNS had 290,000 and 300,000, respectively, of outstanding bonus units, which will vest on July 15, 2011. If the total outstanding bonus units were to convert into our common stock as of March 31, 2011, they could be exchanged for approximately 33,900 shares of our common stock, net of applicable tax withholding. For the three months ended March 31, 2011, 10,000 bonus units were forfeited.

HNS’ Class B Membership Interests

HNS’ Class B membership interests were issued to certain members of our senior management, two of HNS’ former senior management and a member of our Board of Directors. The Class B membership interests are subject to certain vesting requirements, with 50% of the Class B membership interests subject to time vesting over five years and the other 50% vesting based upon certain performance criteria. At the holders’ election, vested Class B membership interests may be exchanged for our common stock. The number of shares of our common stock to be issued upon such exchange is based upon the fair market value of such vested Class B membership interest tendered for exchange divided by the average closing trading price of our common stock for the 20 business days immediately preceding the date of such exchange. On September 25, 2009, we registered 75,000 shares of our common stock with the SEC on a Registration Statement on Form S-8 to be issued, from time to time, upon the exchange of the Class B membership interests.

Pursuant to ASC 718 “Compensation—Stock Compensation,” HNS determined that the Class B membership interests had nominal value at the date of grant, and, accordingly, minimal compensation expense was recorded for each of the three months ended March 31, 2011 and 2010.

As of March 31, 2011, we had 3,280 outstanding Class B membership interests, which were fully vested. If the total outstanding Class B membership interests were to convert into our common stock as of March 31, 2011, they could be exchanged for approximately 693,100 shares of our common stock.

LightSquared 1998 Long Term Incentive Plan

In connection with the acquisition of HNS in 2006, the compensation committee of LightSquared, Inc. (“LightSquared”) determined that certain holders of stock options issued under the LightSquared 1998 Long Term Incentive Plan (the “LightSquared Plan”) would receive options to purchase our common stock, subject to certain terms under the LightSquared Plan, at the date LightSquared separated us into a publicly traded company (the “Distribution”). As of March 31, 2011, we had 57,500 options outstanding to purchase our common stock with a weighted average exercise price of $19.40 per share and an aggregate intrinsic value of $2.3 million.

The fair value of each option, as applicable, was determined on the date of grant, except for shares of restricted stock issued to a consultant. In accordance with ASC 505-50, “Equity-Based Payments to Non-Employees”, the fair value of such shares is adjusted at the end of the reporting period, and accordingly, the fair value as of March 31, 2011 was used for determining compensation expense attributable to such shares.

Note 15:     Transactions with Related Parties

In the ordinary course of our operations, we enter into transactions with related parties to purchase and/or sell telecommunications services, equipment, and inventory. Related parties include all entities that are controlled by Apollo Management, L.P. and its affiliates (collectively “Apollo”), our controlling stockholder.

Separation Agreement

As part of the Distribution in 2006, LightSquared and the Company entered into a separation agreement (the “Separation Agreement”). Among other things, the Separation Agreement provides for certain indemnifications, tax sharing, consulting services and access to facilities.

Indemnification —The Separation Agreement provides that the Company will indemnify LightSquared against losses based on, arising out of, or resulting from (i) the ownership or the operation of the assets or properties transferred to the Company under the Separation Agreement, and the operation or conduct of the business of, including contracts entered into and any activities engaged in by, the Company, whether in the past or future; (ii) any other activities the Company engages in; (iii) any guaranty or keep well of or by LightSquared provided to any parties with respect to any of the Company’s actual or contingent obligations; and (iv) certain other

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

matters described in the Separation Agreement. The Separation Agreement provides that LightSquared will indemnify the Company against losses based on, arising out of, or resulting from the ownership or operation of the assets or properties of Mobile Satellite Ventures LP (“MSV”) and TerreStar Networks, Inc., (“TerreStar”) or the operation or conduct of their businesses, including the contracts entered into by them, and certain other matters described in the Separation Agreement.

Tax sharing agreement—The tax sharing agreement governs the allocation between the Company and LightSquared of tax liabilities and related tax matters, such as the preparation and filing of tax returns and tax contests, for all taxable periods ended on or before February 21, 2006. The Company will generally be responsible for, and indemnify LightSquared and its subsidiaries against, all tax liabilities imposed on or attributable to (i) the Company and any of its subsidiaries relating to all taxable periods and (ii) LightSquared and any of its subsidiaries for all taxable periods or portions thereof ending on or prior to a change of control of LightSquared, in each case, after taking into account any tax attributes of LightSquared or any of its subsidiaries that are available to offset such tax liabilities. Notwithstanding the foregoing, the Company is not responsible for any taxes relating to MSV, TerreStar or a change of control of LightSquared. Additionally, under the tax sharing agreement, LightSquared is responsible for, and indemnifies the Company and its subsidiaries against, all tax liabilities imposed on or attributable to MSV and TerreStar relating to all taxable periods, LightSquared and any of its subsidiaries relating to all taxable periods or portions thereof beginning and ending after a change of control, and any change of control of LightSquared.

Hughes Telematics, Inc.

HTI is controlled by an affiliate of Apollo. Jeffrey A. Leddy, a member of HNS’ Board of Managers and our Board of Directors, is the Chief Executive Officer and a director of HTI and owns less than 1.5% of HTI’s equity as of March 31, 2011. In addition, Andrew Africk and Aaron Stone, members of HNS’ Board of Managers and our Board of Directors, are directors of HTI and partners of Apollo.

In July 2006, HNS granted a limited license to HTI allowing HTI to use the HUGHES trademark. The license is limited in that HTI may use the HUGHES trademark only in connection with its business of automotive telematics and only in combination with the TELEMATICS name. As partial consideration for the license, the agreement provides that HNS will be HTI’s preferred engineering services provider. The license is royalty-free, except that HTI has agreed to pay a royalty to HNS in the event HTI no longer has a commercial or affiliated relationship with HNS.

In October 2007, HNS entered into an agreement with HTI and a customer of HTI, whereby HNS agreed to assume the rights and performance obligations of HTI in the event that HTI fails to perform its obligations due to a fundamental cause such as bankruptcy or the cessation of its telematics business. In connection with that agreement, HNS and HTI have entered into a letter agreement pursuant to which HTI has agreed to take certain actions to enable HNS to assume HTI’s obligations in the event that such action is required. However, as a result of the merger between HTI and Polaris Acquisition Corp in 2009, HNS’ obligations to HTI and its customer expired. In January 2008, HNS entered into an agreement with HTI for the development of an automotive telematics system for HTI, comprising the telematics system hub and the Telematics Control Unit (“TCU”), which will serve as the user appliance in the telematics system.

In March 2009, we made an equity investment in HTI, which represented approximately 3.8% of HTI’s outstanding common stock as of March 31, 2011 before giving effect to the “earn-out” of the Escrowed shares. If the full earn-out targets are achieved, our investment could represent approximately 3.5% of HTI’s outstanding common stock. In addition to the risk and valuation fluctuations associated with the “earn-out” targets, the carrying value of the investment in HTI may be subject to fair value adjustments in future reporting periods.

In August 2009, HTI terminated substantially all of the development, engineering and manufacturing services with HNS as a result of the bankruptcy filing of one of HTI’s customers.

On December 18, 2009, HNS entered into a promissory note with HTI (the “Promissory Note”) for $8.3 million of account receivables that HTI owed to HNS. The Promissory Note had an amended maturity date of December 31, 2011 and an interest rate of 12% per annum. As of March 31, 2011 and December 31, 2010, the remaining Promissory Note had a balance of $5.5 million and $5.6 million, respectively.

95 West Co., Inc.

In July 2006, HNS entered into an agreement with 95 West Co. and its parent, MLH, pursuant to which 95 West Co. and MLH agreed to provide a series of coordination agreements which allow HNS to operate its SPACEWAY 3 at an orbital position where

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

such parties have higher-priority rights. Jeffrey A. Leddy, a member of our Board of Directors and HNS’ Board of Managers, is the managing director of 95 West Co. and MLH and also owns a small interest in each. Andrew Africk, another member of our Board of Directors and HNS’ Board of Managers, is also a director of MLH. As part of the agreement, HNS agreed to pay $9.3 million, in annual installments of $0.3 million in 2006, $0.75 million in each year between 2007 and 2010 and $1.0 million in each year between 2011 and 2016 for the use of the orbital position, subject to conditions in the agreement including HNS’ ability to operate SPACEWAY 3. As of March 31, 2011, the remaining debt balance under the capital lease was $4.9 million, which was included in “Capital lease and other” in the short-term and long-term debt tables included in Note 10—Debt.

Smart & Final, Inc.

As of March 31, 2011, Apollo has controlled of Smart & Final, Inc. (“Smart & Final”). Therefore, Smart & Final is indirectly our related party. We provide broadband products and services to Smart & Final.

CKE Restaurants, Inc.

On July 12, 2010, an affiliate of Apollo acquired CKE Restaurants, Inc. (“CKE”). As a result, CKE indirectly became our related party as of that date. We provide broadband products and services to CKE.

Other

Certain members of our Board of Directors and officers serve on the boards of directors of some of our affiliates. In some cases, such directors and officers have received stock-based compensation from such affiliates for their service. In those cases, the amount of stock-based compensation received by the directors and officers is comparable to stock-based compensation awarded to other non-executive members of the affiliates’ boards of directors.

Related Party Transactions

Sales and purchase transactions with related parties are as follows (in thousands):

	Three Months Ended March 31,
	2011	2010
Sales:
HTI	$—	$301
Others	244	123

Total sales	$244	$424

Assets resulting from transactions with related parties are as follows (in thousands):

	March 31, 2011	December 31, 2010
Due from related parties:
HTI	$5,527	$5,632
Others	89	159

Total due from related parties	$5,616	$5,791

Note 16:     Segment Data

Set forth below is selected financial information for our operating segments (in thousands). There were no intersegment transactions.

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

	North America Broadband	International Broadband	Telecom Systems	HTS Satellite	Corporate and Other	Consolidated
As of or For the Three Months Ended March 31, 2011
Revenues	$193,706	$51,672	$16,692	$602	$1,420	$264,092
Operating income (loss)	$21,745	$(738)	$(316)	$(1,304)	$(4,467)	$14,920
Depreciation and amortization	$32,792	$3,750	$820	$—	$139	$37,501
Assets	$635,871	$187,843	$45,790	$308,731	$205,812	$1,384,047
Capital expenditures(1)	$39,200	$1,556	$10	$60,405	$2,850	$104,021
As of or For the Three Months Ended March 31, 2010
Revenues	$173,995	$43,456	$24,692	$—	$1,050	$243,193
Operating income (loss)	$9,616	$(1,156)	$3,708	$(858)	$(746)	$10,564
Depreciation and amortization	$25,519	$3,426	$1,024	$—	$164	$30,133
Assets	$636,622	$168,771	$45,877	$99,515	$328,710	$1,279,495
Capital expenditures(1)	$26,138	$4,187	$153	$32,767	$3,592	$66,837

(1)   Capital expenditures on an accrual basis were $98.9 million and $65.2 million for the three months ended March 31, 2011 and 2010, respectively.

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 17:     Comprehensive Income (Loss)

Comprehensive income (loss) is as follows (in thousands)(1):

	Three Months Ended March 31,
	2011	2010
Net income (loss)	$685	$(6,174)

Other comprehensive income (loss):
Foreign currency translation adjustments	1,645	(729)
Unrealized loss on hedging instruments	(189)	(2,323)
Reclassification of realized loss on hedging instruments	1,404	1,368
Unrealized gain (loss) on available-for-sale securities	1,495	(647)

Total other comprehensive income (loss)	4,355	(2,331)

Comprehensive income (loss)	5,040	(8,505)
Comprehensive (income) loss attributable to the noncontrolling interest	115	(217)

Comprehensive income (loss) attributable to HCI	$5,155	$(8,722)

(1)   There is no tax impact for items included in the table since the Company has a full valuation allowance against its net deferred income taxes for all reporting periods.

Note 18:     Commitments and Contingencies

Litigation

We are periodically involved in litigation in the ordinary course of our business involving claims regarding intellectual property infringement, product liability, property damage, personal injury, contracts, employment and worker’s compensation. We do not believe that there are any such pending or threatened legal proceedings, including ordinary litigation incidental to the conduct of our business and the ownership of our properties that, if adversely determined, would have a material adverse effect on our business, financial condition, results of operations or liquidity.

In October 2008, Hughes Telecommunicaçoes do Brasil Ltda. (“HTB”), a wholly-owned subsidiary of HNS, received a tax assessment of approximately $8.0 million from the State of São Paulo Treasury Department. The tax assessment alleges that HTB failed to pay certain import taxes to the State of São Paulo. We do not believe the assessment is valid and plan to dispute the State of São Paulo’s claims and to defend vigorously against these allegations. Recent decrees and legislative actions by the State of São Paulo will alleviate approximately $5.1 million of the tax assessment over time with no impact to the Company. Therefore, we have not recorded a liability. It is the opinion of management that such litigation is not expected to have a material adverse effect on our financial position, results of operations or cash flows.

On May 18, 2009, the Company and HNS received notice of a complaint filed in the U.S. District Court for the Northern District of California by two California subscribers to the HughesNet service. The plaintiffs complain about the speed of the HughesNet service, the Fair Access Policy, early termination fees and certain terms and conditions of the HughesNet subscriber agreement. The plaintiffs seek to pursue their claims as a class action on behalf of other California subscribers. On June 4, 2009, the Company and HNS received notice of a similar complaint filed by another HughesNet subscriber in the Superior Court of San Diego County, California. The plaintiff in this case also seeks to pursue his claims as a class action on behalf of other California subscribers. Both cases have been consolidated into a single case in the U.S. District Court for the Northern District of California. In January 2011, the Company agreed to settle this consolidated case on a nationwide basis, subject to court approval. As a result, the Company accrued $1.9 million for estimated settlement costs, plaintiffs’ attorney fees and other related expenses as of December 31, 2010. In the event that the settlement is not effectuated, the Company would revert to its previous position of vigorously defending these matters as it believes that the allegations in these complaints are not meritorious.

On December 18, 2009, the Company and HNS received notice of a complaint filed in the Cook County, Illinois, Circuit Court by a former subscriber to the HughesNet service. The complaint seeks a declaration allowing the former subscriber to file a class arbitration challenging early termination fees under the subscriber agreement. The Company was dismissed from this case in

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

September 2010, while HNS remains a defendant. HNS’s motion to dismiss, filed in September 2010, is pending, and HNS will continue to vigorously defend the case.

Some or all of the Company, its directors, EchoStar, EchoStar Satellite Services, L.L.C. (“EchoStar LLC”), Broadband Acquisition Corporation (“Merger Sub”), and Apollo Global Management, LLC (“AGM”) have been named as defendants in five shareholder class action lawsuits in connection with the proposed transaction in which EchoStar will acquire all of the outstanding equity of the Company. On February 18, 2011, the Gottlieb Family Foundation filed its class action complaint in the Circuit Court for Montgomery County, Maryland. On February 23, 2011, Plymouth County Retirement System filed its shareholder class action complaint, which has since been voluntarily dismissed by the plaintiffs, in the Court of Chancery of the State of Delaware. On February 24, 2011, Edward Ostensoe filed his shareholder class action complaint in the Circuit Court for Montgomery County, Maryland. On February 28, 2011, Nina J. Shah Rohrbasser Irr. Trust filed its shareholder class action complaint in the Court of Chancery of the State of Delaware. On March 8, 2011, entities affiliated with ALJ Capital Management, LLC filed their shareholder class action complaint in the Court of Chancery of the State of Delaware. Each complaint alleges, among other things, that the directors of the Company breached their fiduciary duties in agreeing to the transaction and that some or all of the Company, EchoStar, EchoStar LLC, Merger Sub and AGM aided and abetted such breaches by the directors of the Company. In each case, the plaintiffs seek to enjoin the proposed transaction and/or damages, costs, and attorney fees. On April 28, 2011, the Company, its directors, and AGM entered into a Memorandum of Understanding with the plaintiffs in the Maryland actions that contains the essential terms of a settlement agreed to in principle between the parties (the “Settlement”). The Settlement remains subject to the approval of the court or courts, and contemplates the dismissal with prejudice of all four actions. The Company believes that the allegations in all of these complaints are not meritorious and if necessary, will vigorously contest these actions.

No other material legal proceedings have commenced or been terminated during the period covered by this report.

Commitments

In June 2009, HNS entered into an agreement with SS/L, under which HNS is obligated to pay an aggregate of approximately $252.0 million for the construction of our Jupiter satellite and has agreed to make installment payments to SS/L upon the completion of each milestone set forth in the agreement. As of March 31, 2011, the remaining obligation for the construction and the launch of Jupiter was $164.9 million. We anticipate launching Jupiter in the first half of 2012. In connection with the construction of Jupiter, HNS has entered into a contract with Barrett Xplore Inc. (“Barrett”), whereby Barrett has agreed to lease user beams and purchase gateways and terminals for the Jupiter satellite that are designed to operate in Canada.

We are contingently liable under standby letters of credit and bonds in the aggregate amount of $19.0 million that were undrawn as of March 31, 2011. Of this amount, $4.6 million was issued under the Revolving Credit Facility; $0.7 million was secured by restricted cash; $1.1 million related to insurance bonds; and $12.6 million was issued under credit arrangements available to our foreign subsidiaries. Certain letters of credit issued by our foreign subsidiaries are secured by their assets. As of March 31, 2011, these obligations were scheduled to expire as follows: $7.8 million in 2011; $8.3 million in 2012; $0.5 million in 2013; $0.3 million in 2014; and $2.1 million thereafter.

Note 19:     Supplemental Guarantor and Non-Guarantor Financial Information

In lieu of providing separate unaudited financial statements of HNS, the Co-Issuer and HNS’ guarantor subsidiaries, condensed financial statements prepared in accordance with Rule 3-10 and Rule 5-04 of Regulation S-X are presented below. The column marked “Parent” represents our results of operations, with the subsidiaries accounted for using the equity method. The column marked “Subsidiary Issuer” represents the results of HNS. The column marked “Guarantor Subsidiaries” includes the results of HNS’ guarantor subsidiaries and the Co-Issuer, which is a co-issuer of HNS’ Senior Notes and which had no assets, operations, revenues or cash flows for the periods presented. The column marked “Non-Guarantor Subsidiaries” includes the results of non-guarantor subsidiaries of the Company and HNS. Eliminations necessary to arrive at the information for the Company on a consolidated basis for the periods presented are included in the column so labeled. Separate financial statements and other disclosures concerning the Co-Issuer and HNS’ Guarantor Subsidiaries are not presented because management has determined that they are not material to investors.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

The following represents the supplemental condensed financial statements of the Company, HNS, the Guarantor Subsidiaries and the Non-guarantor Subsidiaries. These condensed financial statements should be read in conjunction with our condensed consolidated financial statements and notes thereto. In 2010, the Company liquidated one of its wholly-owned non-guarantor subsidiaries. As a result, certain prior period items in the following supplemental condensed financial statements have been reclassified to conform to the current period presentation.

Condensed Consolidated Balance Sheet as of March 31, 2011

(In thousands)

(Unaudited)

	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Assets
Cash and cash equivalents	$72,186	$33,091	$144	$11,493	$—	$116,914
Marketable securities	20,993	2,679	—	—	—	23,672
Receivables, net	11,856	138,217	72	61,849	(28,637)	183,357
Inventories	—	47,337	—	12,290	—	59,627
Prepaid expenses and other	81	8,862	71	17,817	(37)	26,794

Total current assets	105,116	230,186	287	103,449	(28,674)	410,364
Property, net	—	776,370	33,497	27,734	—	837,601
Investment in subsidiaries	229,461	118,600	—	—	(348,061)	—
Other assets	8,363	99,729	135	30,541	(2,686)	136,082

Total assets	$342,940	$1,224,885	$33,919	$161,724	$(379,421)	$1,384,047

Liabilities and equity
Accounts payable	$3,313	$77,347	$123	$37,717	$(20,941)	$97,559
Short-term debt	—	1,304	—	3,396	—	4,700
Accrued liabilities and other	1,263	135,690	—	22,503	(7,696)	151,760

Total current liabilities	4,576	214,341	123	63,616	(28,637)	254,019
Long-term debt	—	753,664	—	2,786	—	756,450
Other long-term liabilities	—	26,764	—	2,723	(2,723)	26,764
Total HCI stockholders’ equity	335,965	230,116	25,346	92,599	(348,061)	335,965
Noncontrolling interests	2,399	—	8,450	—	—	10,849

Total liabilities and equity	$342,940	$1,224,885	$33,919	$161,724	$(379,421)	$1,384,047

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

Condensed Consolidated Balance Sheet as of December 31, 2010

(In thousands)

(Unaudited)

	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Assets
Cash and cash equivalents	$56,583	$67,707	$256	$13,585	$—	$138,131
Marketable securities	37,857	6,675	—	—	—	44,532
Receivables, net	9,437	141,422	38	61,067	(25,272)	186,692
Inventories	—	45,388	—	12,431	—	57,819
Prepaid expenses and other	181	9,172	70	16,704	—	26,127

Total current assets	104,058	270,364	364	103,787	(25,272)	453,301
Property, net	—	713,007	32,948	28,097	—	774,052
Investment in subsidiaries	221,665	118,080	—	—	(339,745)	—
Other assets	7,404	98,967	1,405	29,746	(1,700)	135,822

Total assets	$333,127	$1,200,418	$34,717	$161,630	$(366,717)	$1,363,175

Liabilities and equity
Accounts payable	$681	$101,684	$199	$36,764	$(19,126)	$120,202
Short-term debt	—	2,284	—	4,001	—	6,285
Accrued liabilities and other	756	109,561	—	24,619	(6,146)	128,790

Total current liabilities	1,437	213,529	199	65,384	(25,272)	255,277
Long-term debt	—	737,677	—	2,899	—	740,576
Other long-term liabilities	—	27,308	—	1,700	(1,700)	27,308
Total HCI stockholders’ equity	329,050	221,904	26,194	91,647	(339,745)	329,050
Noncontrolling interests	2,640	—	8,324	—	—	10,964

Total liabilities and equity	$333,127	$1,200,418	$34,717	$161,630	$(366,717)	$1,363,175

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

Condensed Consolidated Statement of Operations for the Three Months Ended March 31, 2011

(In thousands)

(Unaudited)

	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenues	$205	$229,340	$362	$41,996	$(7,811)	$264,092

Operating costs and expenses:
Costs of revenues	—	156,842	—	32,487	(7,045)	182,284
Selling, general and administrative	4,305	47,753	835	8,850	(766)	60,977
Research and development	—	5,154	—	—	—	5,154
Amortization of intangible assets	—	682	—	75	—	757

Total operating costs and expenses	4,305	210,431	835	41,412	(7,811)	249,172

Operating income (loss)	(4,100)	18,909	(473)	584	—	14,920
Other income (expense):
Interest expense	—	(12,324)	—	(227)	46	(12,505)
Interest and other income (loss), net	83	(28)	—	162	(46)	171
Equity in earnings (losses) of subsidiaries	4,769	(1,111)	—	—	(3,658)	—

Income (loss) before income tax expense	752	5,446	(473)	519	(3,658)	2,586
Income tax expense	(131)	(282)	—	(1,488)	—	(1,901)

Net income (loss)	621	5,164	(473)	(969)	(3,658)	685
Net (income) loss attributable to noncontrolling interests	217	—	(375)	311	—	153

Net income (loss) attributable to HCI stockholders	$838	$5,164	$(848)	$(658)	$(3,658)	$838

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

Condensed Consolidated Statement of Operations for the Three Months Ended March 31, 2010

(In thousands)

(Unaudited)

	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenues	$251	$212,471	$988	$35,826	$(6,343)	$243,193

Operating costs and expenses:
Costs of revenues	—	155,328	306	26,947	(5,982)	176,599
Selling, general and administrative	770	41,086	1,372	7,458	(361)	50,325
Research and development	—	4,460	455	—	—	4,915
Amortization of intangible assets	—	534	168	88	—	790

Total operating costs and expenses	770	201,408	2,301	34,493	(6,343)	232,629

Operating income (loss)	(519)	11,063	(1,313)	1,333	—	10,564
Other income (expense):
Interest expense	—	(15,793)	—	(348)	31	(16,110)
Interest and other income (loss), net	56	(359)	870	55	(31)	591
Equity in earnings (losses) of subsidiaries	(5,812)	(246)	—	—	6,058	—

Income (loss) before income tax (expense) benefit	(6,275)	(5,335)	(443)	1,040	6,058	(4,955)
Income tax expense	(2)	(227)	(3)	(987)	—	(1,219)

Net income (loss)	(6,277)	(5,562)	(446)	53	6,058	(6,174)
Net (income) loss attributable to noncontrolling interests	137	—	(141)	38	—	34

Net income (loss) attributable to HCI stockholders	$(6,140)	$(5,562)	$(587)	$91	$6,058	$(6,140)

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

Condensed Consolidated Statement of Cash Flows for the Three Months Ended March 31, 2011

(In thousands)

(Unaudited)

	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net income (loss)	$621	$5,164	$(473)	$(969)	$(3,658)	$685
Adjustments to reconcile net income (loss) to net cash flows from operating activities	(1,888)	44,127	1,384	842	3,658	48,123

Net cash provided by (used in) operating activities	(1,267)	49,291	911	(127)	—	48,808

Cash flows from investing activities:
Change in restricted cash	—	—	—	373	—	373
Purchases of marketable securities	(11,999)	—	—	—	—	(11,999)
Proceeds from sales of marketable securities	28,869	3,999	—	—	—	32,868
Expenditures for property	—	(98,898)	(1,023)	(1,348)	—	(101,269)
Expenditures for capitalized software	—	(2,752)	—	—	—	(2,752)
Proceeds from sales of property	—	—	—	80	—	80

Net cash provided by (used in) investing activities	16,870	(97,651)	(1,023)	(895)	—	(82,699)

Cash flows from financing activities:
Short-term revolver borrowings	—	—	—	898	—	898
Repayments of revolver borrowings	—	—	—	(945)	—	(945)
Long-term debt borrowings	—	16,490	—	332	—	16,822
Repayment of long-term debt	—	(1,731)	—	(1,025)	—	(2,756)
Debt issuance costs	—	(1,015)	—	—	—	(1,015)

Net cash provided by (used in) financing activities	—	13,744	—	(740)	—	13,004

Effect of exchange rate changes on cash and cash equivalents	—	—	—	(330)	—	(330)

Net increase (decrease) in cash and cash equivalents	15,603	(34,616)	(112)	(2,092)	—	(21,217)
Cash and cash equivalents at beginning of period	56,583	67,707	256	13,585	—	138,131

Cash and cash equivalents at end of period	$72,186	$33,091	$144	$11,493	$—	$116,914

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

Condensed Consolidated Statement of Cash Flows for the Three Months Ended March 31, 2010

(In thousands)

(Unaudited)

	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net income (loss)	$(6,277)	$(5,562)	$(446)	$53	$6,058	$(6,174)
Adjustments to reconcile net income (loss) to net cash flows from operating activities	5,222	18,845	218	549	(6,058)	18,776

Net cash provided by (used in) operating activities	(1,055)	13,283	(228)	602	—	12,602

Cash flows from investing activities:
Change in restricted cash	—	(1)	—	87	—	86
Purchases of marketable securities	(5,166)	(22,615)	—	—	—	(27,781)
Proceeds from sales of marketable securities	5,000	10,000	—	—	—	15,000
Expenditures for property	—	(59,409)	(642)	(3,620)	—	(63,671)
Expenditures for capitalized software	—	(3,166)	—	—	—	(3,166)

Net cash used in investing activities	(166)	(75,191)	(642)	(3,533)	—	(79,532)

Cash flows from financing activities:
Short-term revolver borrowings	—	—	—	1,999	—	1,999
Repayments of revoler borrowings	—	—	—	(2,430)	—	(2,430)
Long-term debt borrowings	—	550	—	670	—	1,220
Repayment of long-term debt	—	(443)	—	(1,278)	—	(1,721)
Debt issuance costs	—	(1,742)	—	—	—	(1,742)

Net cash provided by financing activities	—	(1,635)	—	(1,039)	—	(2,674)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	1,739	—	1,739

Net increase (decrease) in cash and cash equivalents	(1,221)	(63,543)	(870)	(2,231)	—	(67,865)
Cash and cash equivalents at beginning of period	74,825	173,991	1,091	11,131	—	261,038

Cash and cash equivalents at end of period	$73,604	$110,448	$221	$8,900	$—	$193,173